Exhibit 99.1

SUPREME INDUSTRIES, INC.

For Immediate Release

Contact:	Robert W. Wilson
President
(574) 642-3070

Supreme Industries Reports Revenue and Earnings

for the 2006 First Quarter

Eleventh consecutive quarterly dividend declared

GOSHEN, Ind., May 2, 2006 — Supreme Industries, Inc. — (AMEX:STS), a leading manufacturer of specialized transportation products, including truck bodies and shuttle buses, announced today its financial results for the 2006 first quarter ended April 1, 2006.

The Company recorded net sales of $85.7 million for the quarter ended April 1, 2006, compared to $90.3 million for the same period last year, a decrease of $4.6 million. Net income for the first quarter was $1.4 million, or $0.11 per diluted share, in 2006 compared to $3.1 million, or $0.25 per diluted share, in 2005.

Robert W. Wilson, president, commented “The decrease in net sales relates to both the Company’s major fleet customers having substantially reduced their aggregate truck purchases in 2006 from the levels purchased in 2005 and delays in the delivery of OEM chassis. Increases in bus and armored sales helped to partially offset the decline in truck revenues.”

Gross profit for the first quarter of 2006 decreased to $9.6 million, or 11.2 percent of net sales, versus $11.6 million, or 12.9 percent of net sales, in the same period last year. In addition to the revenue decline, the delays in customer supplied chassis caused the Company to reschedule certain production capacity. As a result, both direct labor and overhead increased as a percentage of net sales as compared with the prior year’s first quarter. Additionally, the Company began to experience upward cost pressures on aluminum, steel and wood component costs during the first quarter. To combat the material cost increases, the Company has implemented price increases ranging from 3 to 5 percent on certain high volume truck division products effective in late-April 2006.

Selling, general and administrative (“SG&A”) expenses increased to $6.9 million in the current period versus $6.5 million last year. The SG&A increase was due principally to a reduction in cooperative marketing funds from chassis manufacturers and increased industry show expenses to promote the Company’s extensive product line.

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Interest expense increased from $488,646 in the first quarter of 2005 to $700,925 in the same period of 2006. The increase in interest expense was a result of increased debt incurred for funding of capital expenditures together with increased working capital and higher short-term interest rates in 2006 versus 2005.

Stockholders’ equity totaled $75.5 million, or $5.95 per share, at April 1, 2006. Working capital totaled $68.5 million in the current period compared with $67.7 million last year. The working capital ratio at April 1, 2006 was 3.1 to 1, while long-term debt as a percentage of the Company’s total capitalization was a conservative 34 percent.

Robert W. Wilson, president, stated, “While we are disappointed with the lower earnings in the first quarter as compared with our earnings in the first quarter of 2005, we anticipate that our results in the second quarter are likely to improve as compared with the first quarter in light of our quarter ending backlog of $90.9 million, which is 5.3 percent higher than last year’s backlog of $86.3 million. Additionally, chassis supply issues, which contributed to our decrease in sales and earnings in the first quarter, are being resolved in the second quarter. However, an intensely competitive market environment, rising costs or other factors could adversely impact our results in 2006.”

Mr. Wilson concluded, “We are pleased to announce the acquisition of Pony Xpress, Inc., a manufacturer of highly specialized vehicles presently focused on the race car industry. Though not a material transaction, it provides Supreme with the foundation for its newly formed “Silver Crown” subsidiary. Silver Crown has unique manufacturing expertise that will enable our entry into additional highly specialized vehicles including those used in homeland security. In the second half of 2006, Silver Crown will be introducing higher-end products and broadening the Pony Xpress product line.”

Supreme Industries announced today a cash dividend on its outstanding Class A and Class B Common Stock. Stockholders of record as of May 15, 2006, will receive $.095 for each share owned on that date, payable on May 22, 2006. This cash dividend is the eleventh consecutive quarterly cash dividend since the Company commenced the payment of regular cash dividends in October of 2003.

The Company stated that this regular cash dividend is made in recognition of Supreme Industries’ favorable long-term outlook.

Future cash dividend payments are necessarily subject to business conditions, the Company’s financial position, and requirements for working capital, property, plant, and equipment expenditures and other corporate purposes.

A live webcast of Supreme Industries’ earnings conference call can be heard today at 4:30 p.m. Eastern Time at www.supremeind.com.

Supreme Industries, Inc. is a nationwide manufacturer of specialized truck bodies that are produced to the specifications of its customers. Supreme also manufactures the StarTrans® line of special-purpose “shuttle-type” buses. The Company’s transportation equipment products are used by a wide variety of industrial and commercial customers.

The Company’s significant accounting policies are discussed in Note 1 of the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K for the year ended December 31, 2005. In Management’s opinion, the Company’s critical accounting policies include allowance for doubtful accounts, excess and obsolete inventories, inventory relief, accrued insurance and accrued warranty.

This report contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), other than historical facts, which reflect the view of the Company’s management with respect to future events. When used in this report, words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” and similar expressions, as they relate to the Company or its plans or operations, identify forward-looking statements. Such forward-looking statements are based on assumptions made by and information currently available to the Company’s management. Although management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations are reasonable, and it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from such expectations include, without limitation, limitations on the availability of chassis on which the Company’s product is dependent, availability of raw materials, raw material cost increases, and severe interest rate increases. Furthermore, the Company can provide no assurance that such raw material cost increases can be passed on to its customers through implementation of price increases for the Company’s products. The forward-looking statements contained herein reflect the current views of the Company’s management with respect to future events and are subject to those factors and other risks, uncertainties and assumptions relating to the operations, results of operations, cash flows and financial position of the Company. The Company assumes no obligation to update the forward-looking statements or to update the reasons actual results could differ from those contemplated by such forward-looking statements.

Financial Tables Follow…

Supreme Industries, Inc. and Subsidiaries

Consolidated Statements of Income (Unaudited)

	Three Months Ended
	April 1,	March 26,
	2006	2005

Revenue:
Net sales	$85,747,138	$90,322,304
Other income	107,240	161,304
	85,854,378	90,483,608

Costs and expenses:
Cost of sales	76,141,452	78,696,536
Selling, general and administrative	6,858,966	6,458,082
Interest	700,925	488,646
	83,701,343	85,643,264

Income before income taxes	2,153,035	4,840,344

Income taxes	780,000	1,746,000
Net income	$1,373,035	$3,094,344

Earnings per share:
Basic	$.11	$.25
Diluted	.11	.25

Shares used in the computation of earnings per share:
Basic	12,689,654	12,184,495
Diluted	12,919,433	12,535,450

Cash dividend per common share	$.095	$.035

Supreme Industries, Inc. and Subsidiaries

Consolidated Balance Sheets

	April 1,	December 31,
	2006	2005
	(Unaudited)
Assets
Current assets	$101,610,721	$88,609,777
Property, plant and equipment, net	47,764,364	47,457,713
Goodwill and intangible assets, net	1,426,833	735,014
Other assets	777,157	549,350
Total assets	$151,579,075	$137,351,854

Liabilities and Stockholders’ Equity
Current liabilities	$33,128,732	$27,819,756
Long-term debt	39,890,866	31,378,367
Deferred income taxes	3,074,675	2,988,275
Total liabilities	76,094,273	62,186,398
Stockholders’ equity	75,484,802	75,165,456

Total liabilities and stockholders’ equity	$151,579,075	$137,351,854

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